UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2017
PTC THERAPEUTICS, INC.
(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Corporate Court
South Plainfield, NJ	07080
(Address of Principal Executive Offices)	(Zip Code)
Company’s telephone number, including area code: (908) 222-7000
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Operating Officer
On May 30, 2017, the Board of Directors of PTC Therapeutics, Inc. (the "Company") promoted Marcio Souza, the Company’s Senior Vice President, Head of Global Product Strategy, to the role of Chief Operating Officer effective as of May 31, 2017. Mr. Souza, 38, joined the Company in July 2014 as Vice President of Global Marketing and became Senior Vice President, Head of Global Product Strategy, in June 2016. From October 2012 until July 2014, he was the Executive Director of Marketing for NPS Pharmaceuticals. From 2007 until 2012, he worked for Shire HGT in various positions of increasing responsibilities in Latin America, U.S., and Switzerland, most recently as Senior Director, Global Commercial. Mr. Souza holds a pharmacy and biochemistry degree from University of Sao Paulo and has received his MBA from Fundacao Dom Cabral in Brazil.
In connection with Mr. Souza’s promotion, his base salary was increased to $435,000 annually, with a target bonus of 40% of annual salaried earnings in accordance with the terms of Company’s annual incentive compensation plan. Mr. Souza received a one-time appointment bonus of $75,000 and is eligible to receive a retention bonus equal to his target cash bonus (approximately $174,000), in addition to his annual bonus, if he remains employed with PTC for a period of one year from the effective date of the appointment. Mr. Souza also received, pursuant to the Company’s 2013 Long Term Incentive Plan, a one-time grant of 30,000 stock options to purchase shares of the Company’s common stock and a one-time grant of 30,000 shares of restricted stock awards in connection with his promotion, each grant vesting in two equal tranches, on the first and second anniversary of the grant date.
Mr. Souza’s wife, Joeli Mansim, is employed by the Company as Senior Director, Marketing and Marketing Development - LATAM. For her service to PTC in 2017, Ms. Mansim is expected to receive compensation of approximately $280,000, comprised of base salary and non-equity incentive compensation, equity awards (based on the grant date fair value) and company 401(k) matching contributions. Mr. Souza has no other direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Appointment of Principal Financial Officer
On May 30, 2017, the Board of Directors of the Company promoted Christine Utter, the Company’s Senior Vice President, Finance, to the role of Principal Financial Officer to replace Shane Kovacs, Chief Financial Officer, whose resignation was previously announced, effective as of June 2, 2017. In addition to serving as principal financial officer, Ms. Utter will also assume the duties of the Company’s principal accounting officer and Treasurer. Ms. Utter, 39, joined the Company in 2010 as the Assistant Controller and became Senior Vice President, Finance, in January 2017. From 2005 until 2009, Ms. Utter was the Assistant Corporate Controller of Barrier Therapeutics. Prior to 2005, Ms. Utter held positions as a financial analyst at Engelhard Corporation and as an auditor at both Ernst & Young LLP and Arthur Andersen. Ms. Utter holds a B.S. in accounting from The College of New Jersey, and is a certified public accountant.
In connection with Ms. Utter’s promotion, her base salary was increased to $330,000 annually, with a target bonus of 40% of annual salaried earnings in accordance with the terms of Company’s annual incentive compensation plan. Ms. Utter received a one-time appointment bonus of $25,000. Ms. Utter also received, pursuant to the Company’s 2013 Long Term Incentive Plan, a one-time grant of 25,000 stock options to purchase shares of the Company’s common stock. The options will vest over two years, with 50% of the shares underlying the option vesting on the first anniversary of the grant date, and 12.50% of the shares underlying the option vesting quarterly thereafter.
Ms. Utter does not have a family relationship with any of the Company’s officers or directors and has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 7.01. Regulation FD Disclosure.
On June 5, 2017, the Company issued a press release in which it announced the appointments of Mr. Souza and Ms. Utter described above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference into this Item 7.01.
The information set forth in or incorporated by reference into this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

See Exhibit Index attached hereto.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: June 5, 2017	By:	/s/ Stuart Peltz
	Name:	Stuart Peltz
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.    Description
99.1        Press Release, dated June 5, 2017, issued by PTC Therapeutics, Inc.